Exhibit 10.11

Friday, November 18, 2016

David Schellhase
Sent Electronically

Dear David,
Slack Technologies, Inc. (the “Company”) is pleased to offer you employment on the following terms:
1.Position. Your title will be General Counsel and you will report to Stewart Butterfield. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full- time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.
2.Cash Compensation. The Company will pay you a starting salary at the rate of $300,000 USD per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.
3.Slack’s Incentive Plan. In addition, you will be eligible to participate in Slack’s Incentive Plan (“Plan”). Your bonus target under the Plan is 35% of your base salary. Your actual bonus will be based upon the criteria set forth in the Plan and may change at the discretion of the Company. We will provide you additional information about the Plan following your hire date. Slack will be reviewing the Plan from time to time, and may amend it at any time in its sole and absolute discretion. In accordance with applicable state law, any bonus payment earned in accordance with an applicable Plan will be paid in your regular pay-cycle after you are determined to have “earned” the bonus payment, less applicable taxes and other authorized or required withholdings. Other terms regarding the Plan and payment of bonuses will be as per any Plan and any related terms entered into between the parties from time to time.
4.Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.
5.Stock Grant. Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted 778,272 Restricted Stock Units (the “RSUs”). The RSUs will initially be unvested but shall be eligible to become vested under the Company's standard terms. The RSUs will be subject to the terms and conditions applicable to restricted stock units granted under the Company’s Stock Plan (the “Plan”), as described in the Plan and the applicable Restricted Stock Unit Agreement. The RSUs require both time-based vesting and performance-based vesting (the completion of a Change in Control or IPO) in order to vest. You will time-vest in 25% of the RSUs after 12 months of continuous service, and the balance will vest in equal quarterly installments over the next 12 quarters of continuous service, as described in the applicable Restricted Stock Unit Agreement. Moreover, the Company must complete a Change in Control or an IPO before the RSUs expire in order to be fully vested, also as described in the applicable Restricted Stock Unit Agreement.
6.Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.
7.Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).
8.Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.
9.Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in San Francisco County in connection with any Dispute or any claim related to any Dispute.
We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me.
This offer, if not accepted, will expire at the close of business on Monday, November 21, 2016. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Slack Technologies, Inc. conditions this offer upon successfully passing a background check. Your employment is also contingent upon your starting work with the Company on or before Monday, December 19, 2016.

Very truly yours,

SLACK TECHNOLOGIES, INC.

/s/ Allen Shim
By: Allen Shim
Title: SVP, Finance & Operations

I have read and accept this employment offer:

/s/ David Schellhase
Signature of David Schellhase

Dated: 11/19/2016